Exhibit 10.1

October 16, 2019

[Executive name]

1293 South Main Street

Akron, OH 44301

Re: Notice of Award of Executive Retention Cash Bonuses

Dear [first name]:

Executive Retention Bonus. Myers Industries, Inc. (the “Company”) is offering to pay you (the “Executive”) the “Executive Retention Bonuses” set forth in the table below if you remain in the employ of the Company through each designated anniversary of the date you sign this Retention Bonus Agreement (each such anniversary, a “Designated Retention Date”). Each Retention Bonus will be paid, net of applicable tax withholding, as of the first payroll date following the related Designated Retention Date, if you are employed on that date.

Designated Retention Date	Executive Retention Bonus
12 month anniversary	$50,000
24 month anniversary	$50,000

Termination During Retention Period. If your employment with the Company is terminated (i) by reason of your death or disability, or (ii) without Cause if by the Company or for Good Reason if by the Executive (an “Acceleration Event”) prior to a Designated Retention Date, then you will be entitled to receive the full amount of any unpaid Retention Bonus, payable within 30 days after the date of such termination or by March 15 of the year in which such Acceleration Event occurs, and calculated without reduction for the accelerated payment. In the event of the termination of the Executive’s employment with the Company prior to a Designated Retention Date for any reason other than (i) by reason of the Executive’s death or disability, or (ii) by the Company without Cause or by the Executive for Good Reason, you will not be entitled to receive any Retention Bonus payable as of a date after the date of such termination. For purposes of this Agreement, “disability” shall mean a physical or mental incapacity that prevents the Executive from performing his or her duties for a period of one hundred eighty (180) consecutive days.

No Right of Employment. Nothing in this Executive Retention Bonus arrangement shall confer upon the Executive any right to continue in the employ of the Company or any of its subsidiaries or interfere with or restrict in any way with the right of the Company or any such subsidiary to terminate the Executive’s employment at any time for any reason whatsoever, with or without Cause.

Acknowledgment and Section 409A Compliance.

(a)        Executive acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the undersigned with tax advice regarding the Executive Retention Bonuses subject to this Notice or any other matter, and the Company has urged the Executive to consult with his or her own tax advisor with respect to the income taxation consequences associated with the Executive Retention Bonuses subject to this Agreement.

(b)        It is intended that this award of Executive Retention Bonuses comply with Section 409A of the Code, and this Notice and the terms hereof shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Executive if this Notice or the terms hereof are determined not to comply with Section 409A of the Code. For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

(c)        Whenever payment under this Notice specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Payment Date), the actual date of payment within the specified period will be determined solely by the Company.

(d)        If the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his or her “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to Executive under this Agreement on account of his or her separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death.

(e)        The Executive’s right to receive each Executive Retention Bonus shall be treated as separate payments for purposes of Section 409A of the Code.

8.           Cause and Good Reason. Unless otherwise defined in a written agreement between the Executive and the Company, for purposes of this Agreement the terms “Cause” and “Good Reason” shall have the following meanings:

(a)        “Cause” means:

  (i)        The commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

  (ii)       the repeated failure of the Executive to follow the reasonable directives of the Executive’s superiors after having been given written notice thereof; or

  (iii)      commission by the Executive of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(b)        “Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Executive:

  (i)        a material diminution in the Executive’s annual base salary;

  (ii)       a material diminution in the Executive’s duties and responsibilities; or

  (iii)      a material change in the geographic location at which the Executive must perform his Duties.

In order for a condition to constitute a Good Reason, the Executive must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Executive actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition. Furthermore, to constitute a Good Reason, the Executive must voluntarily terminate employment with the

Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Executive actually becoming aware of such condition. The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a Change in Control.

Waiver and Modification. The provisions of this award of Executive Retention Bonuses may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

Interpretation. All decisions or interpretations made by the Compensation Committee of the Company’s Board of Directors with regard to any question arising under this Notice shall be binding and conclusive on the Company and the Executive.

Governing Law. This Notice shall be governed by the laws of the State of Ohio.

If you agree to the terms and conditions of this award of Executive Retention Bonuses, please acknowledge below.

Sincerely,

F. Jack Liebau, Jr.
Chairman of the Board of Directors

EXECUTIVE’S ACKNOWLEDGMENT AND ACCEPTANCE
OF EXECUTIVE RETENTION CASH BONUSES:

Signed:

Name:

Dated: